Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Natalie Godwin ngodwin@unum.com

	INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group’s Board of Directors Votes to Increase Common Stock Dividend by 5.3%

CHATTANOOGA, Tenn. (May 27, 2021) – Unum Group (NYSE:UNM) announced today its Board of Directors has authorized an increase of 5.3% in the quarterly dividend paid on its common stock. The new rate of 30.0 cents per common share, or $1.20 per share on an annual basis, will be effective with the dividend expected to be paid in the third quarter of 2021.

Today, Unum will host its Annual Meeting of Shareholders in a virtual-only format. The meeting will begin at 10 a.m. Eastern Standard Time. A live webcast of the meeting will be available at www.virtualshareholdermeeting.com/UNM2021.

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ABOUT UNUM
Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $13.2 billion in 2020 and provided $7.6 billion in benefits.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.